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                                             Exhibit A

NEES Energy, Inc.
Consolidated Balance Sheet
(Thousands of Dollars)
As of December 31, 1998
(Unaudited, Subject to Adjustment)

ASSETS
------

Current assets:
  Cash                                                    $ 4,193
  Accounts receivable and unbilled revenue, less
     reserves of $1,032                                    32,192
  Inventory                                                14,018
  Prepaid and other current assets                         14,671
                                                          -------
  Total current assets                                     65,074
                                                          -------
Fixed assets                                                7,180
Less accumulated depreciation                             (1,150)
                                                          -------
  Net fixed assets                                          6,030
                                                          -------

Other investments                                             777
Goodwill                                                   13,681
Deferred federal and state income taxes                       823
Other assets                                                  946
                                                          -------
                                                          $87,331
                                                          =======

LIABILITIES AND CAPITALIZATION
------------------------------

Current liabilities:
  Long term debt due in one year                          $   307
  Accounts payable (including $28 to affiliates)            9,655
  Accrued liabilities                                      18,321
  Capital lease - current portion                              35
                                                          -------
Total current liabilities                                  28,318

Long term debt                                                828
Capital lease obligation                                       95
Other long-term liabilities                                   704
                                                          -------
Total liabilities                                          29,945
                                                          -------
Parent company's investment:
  Common stock, par value $1 per share                          1
  Subordinated notes payable to parent                     68,597
  Other paid-in capital                                    10,805
  Accumulated deficit                                     (22,473)
                                                          -------
                                                           56,930

Minority interest                                             456
                                                          -------
                                                          $87,331
                                                          =======